Name: Passive Investor Do's and Don'ts [UPDATED]
Type: Email
Platform: Email
Date Posted/Sent: 25AUG2022

You are receiving this message as an update to our previous message with the same title sent on 06/08/2022. Changes to this message include content updates and an updated link to our latest registration documentation which you can find here.

Thanks for being a valued member of our community!

Hey,

Have you ever considered becoming a *Passive Investor?*

What does that actually mean? And what should you do to avoid some of the pitfalls associated with being truly passive?

Let's start with the basics...

Becoming a Limited Partner (LP)

In the world of Real Estate Limited Partnerships (RELPs) and syndications, there are generally two main teams you can play on: the General Partner side (Team GP) or the Limited Partner side (Team LP).

GPs are responsible for finding the opportunity, raising the capital, closing the deal, implementing their business plan, managing the asset, increasing the asset's valuation, and executing a smooth disposition (sale or refinance).

LPs, by contrast, are responsible for, well... not a whole lot.

You see, the LP provides capital and gives up the majority of voting rights and responsibilities associated with actually executing the GP business plan.

In return, LPs receive a return on their investment typically based pro-rata on the number of interests or *shares* that they own.

At the end of the day, it all depends on how active a role you want to have in the partnership. Many LPs, for example, use RELPs and syndications to fast-track their net worth and hedge risk through diversification. Some

even invest with their Self Directed IRAs (SDIRAs) in an attempt to compound their retirement savings with real estate.

GPs are much more active in the deals. Most successful GPs are full-time real estate investors and entrepreneurs who have developed teams, systems, and business plans dedicated to the acquisition, management, and disposition of commercial real estate assets.

But with today's *fake it until you make it* entrepreneurial spirit, how can prospective LPs find solid GPs to invest with?

It all starts with asking the right questions...

Finding the right GP Team

If you're looking to become a successful LP, you need the right GP team to help you realize your desired financial objectives.

But how do you find the team with the *right stuff?*

Beyond understanding the GP team's core values, financial objectives, and business plan, as a prospective LP, you're going to want to ask the following questions:

(1) What's your track record?

You're going to want to know that the GP team you invest with has experience. Some newbie GP teams get around this by partnering with folks who have experience - which is fine - as long as that partner is deeply involved in the operations and not a *placeholder GP*.

(2) What's the objective and business strategy?

Ensuring the GP team you invest with has a clear-cut business strategy with a focus on traits like the asset class, geographic focus, market data, development/renovation plan, financial projects, and exit strategies is critical to the success of the venture.

(3) How will the GPs be compensated?

As an LP, it's important that you have a base understanding of how the GP team you're partnering with is compensated. Commercial real estate, specifically RELPs and REITs, are often littered with layers of recurring fees that cut into investor returns.

At ADPI Capital™, we've put a stop to the silly recurring management fees. How? Simple. We've made the conscious decision to **not charge any recurring management fees to our investors!** While unpopular among our competitors, we understand that our opportunity is more about access to commercial real estate for the military community and less about nickel-and-diming folks.

With no recurring fees, a low $500 minimum investment, and commercial real estate investment access ADPI Capital™ and Equity Fund 1™ might be just what you're looking for.

There you have it.

Your LP playbook.

If you want more info on ADPI Capital™ and our Equity Fund 1™, tap the button below 👇

Cheers,

Kevin Brenner
Director of Investor Relations, ADPI Capital™
Host, ADPI Podcast
invest@adpicapital.com

Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission ("SEC") and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC. Review our latest preliminary offering circular here.